Exhibit 8.2

February 1, 2011

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

Re:	Southwest Airlines Co. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to AirTran Holdings, Inc. (“AirTran”), in connection with (i) the merger (the “Merger”) of Guadalupe Holdings Corp. (“Merger Sub”), a wholly-owned subsidiary of Southwest Airlines Co. (“Southwest”) with and into AirTran, followed by (ii) the merger (the “LLC Sub Merger” and, together with the Merger, the “Mergers”) of AirTran with and into a wholly-owned limited liability company subsidiary of Southwest (“LLC Sub”), pursuant to the Agreement and Plan of Merger dated as of September 26, 2010 (the “Merger Agreement”) among Southwest, AirTran, and Merger Sub. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.

This opinion is being delivered in connection with the filing of Registration Statement No. 333-170742 on Form S-4 (the “Registration Statement”) filed by Southwest with the Securities and Exchange Commission (the “SEC”) on the date hereof and to which this opinion is an exhibit.

In preparing our opinion, we have reviewed, and with your consent are expressly relying upon (without any independent investigation thereof) the truth and accuracy of the statements, representations, and covenants contained in (i) the Merger Agreement and any exhibits thereto, (i) the Registration Statement, (iii) the representation letters of Southwest and AirTran delivered to us for purposes of this opinion (the “Representation Letters”), and (iv) such other documents and corporate records that we have deemed necessary and appropriate to enable us to render the opinion set forth below. With respect to any representations in any of the foregoing documents that are made “to the knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification. In addition, we have assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement and that none of the material terms and conditions therein have been or will be waived or modified.

February 1, 2011

If any of our assumptions described above are untrue for any reason, or if the Mergers are consummated in a manner that is different from the manner in which they are described in the Merger Agreement or the Registration Statement, our opinion expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, the legal conclusions with respect to U.S. federal income tax considerations set forth in the discussion under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement, subject to the limitations, conditions and qualifications set forth therein, constitute our opinion as of the date hereof. We undertake no responsibility to advise you of any changes in the application or interpretation of the United States federal income tax laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ SMITH, GAMBRELL & RUSSELL, LLP

DWS/ll